Exhibit 99.1

Party City Announces Second Quarter 2019 Financial Results

ELMSFORD, N.Y.— Party City Holdco Inc. (NYSE:PRTY) today announced financial results for the second quarter ended June 30, 2019.

James M. Harrison, Chief Executive Officer, stated, “Overall, in the second quarter we continued to experience headwinds from direct and indirect impacts of the helium shortages and higher helium costs in many of our markets. Additionally, results were negatively impacted by the flow through of temporarily higher freight costs incurred in late 2018 and non-recurring inventory markdown costs associated with planned store closures.

During the quarter, we took important strategic steps to better position the business for future growth and to support our capital allocation priorities. Specifically, we secured additional helium supply; completed a multi-property sale leaseback transaction; successfully executed our store optimization program to maximize market level productivity; added Brad Weston to our leadership team as President of Party City Holdings and CEO of the Party City Retail Group and, today announced that we have entered into an agreement with Canadian Tire Corporation to increase our overall distribution of party goods into the Canadian market through a long-term supply agreement and their acquisition of our retail stores in Canada.

We are revising our full year outlook to reflect our year-to-date performance, the impact of these transactions, approximately ten additional store closures for the year as well as an updated view of expected direct and indirect impacts of helium availability and the higher associated costs.

We are in a very strong in-stock position for the key Halloween selling season and expect second half tailwinds including an extremely strong IP calendar, a Thursday Halloween and benefits from supply chain investments that we made following disruptions that impacted the business in 2018. This, combined with our continued focus on executing against our growth strategies across the business, gives us confidence in an improved second half,” Mr. Harrison concluded.

Second Quarter Summary:

•	Total revenues increased 0.5% on a reported basis to $563.9 million and 1.2% on a constant currency basis.

•

Retail sales increased 2.9% on a reported basis (3.2% on a constant currency basis), driven primarily by year over year square footage growth from store acquisitions that took place over the last 12 months.

•	Brand comparable sales decreased 2.1% during the second quarter due to approximately 200 basis points of headwinds from the helium shortage.

•	North American e-commerce sales including Buy Online Pickup In Store, increased by 14.7%.

•

Net third-party wholesale revenues decreased 0.7% on an adjusted basis when excluding the impacts of franchise store acquisitions and currency. The impact of the helium shortage on the segment’s metallic balloons business more than offset strong domestic sales to the non-party store channel. Excluding metallic balloon sales and the impact from the franchise store acquisitions, domestic wholesale sales increased by 6.7% versus the second quarter of 2018.

•

Total gross profit margin decreased 390 basis points to 37.1% of net sales primarily due to higher freight costs associated with product imported during the second half of 2018 as the China tariffs caused temporary operational disruptions (200 bps); inventory markdowns and provisions recorded in conjunction with the Company’s previously discussed store optimization program (100bps), and the remainder due to sales mix shifts in part due to the temporary helium shortage.

•	Operating expenses totaled $166.5 million or 29.5% of revenues, versus 29.6% of revenues during the second quarter of 2018.

•

During the quarter, the Company entered into a sale and leaseback transaction on three properties which generated gross proceeds of $128 million and resulted in a gain of $58.4 million gain. See “Sale Leaseback Transaction” below for further discussion.

•

Interest expense was $30.2 million during the second quarter of 2019, compared to $25.5 million during the second quarter of 2018 driven by the impact of higher LIBOR rates and the Company’s August 2018 high yield refinancing.

•	Reported GAAP net income was $48.0 million or $0.51 per share.

•	Adjusted net income was $20.2 million, or $0.22 per share, compared to $39.2 million, or $0.40 per share, in the second quarter of 2018. (See “GAAP and Non-GAAP measures”)

•	Adjusted EBITDA was $81.0 million, versus $96.6 million during the second quarter of 2018. (See “GAAP and Non-GAAP measures”)

Balance Sheet Highlights as of June 30, 2019:

The Company ended the quarter with $1,901.8 million in debt (net of cash) and approximately $296 million in availability under its asset-based revolving credit facility.

Sale-Leaseback Transaction:

On June 28, 2019, the Company completed the sale of its Chester, New York distribution center, its Eden Prairie, Minnesota metallic balloons manufacturing facility and its Los Lunas, New Mexico injection molded plastics manufacturing facility to Spirit Realty, L.P., in connection with a sale-leaseback transaction.

The Company received $128 million of gross proceeds from the sale. As of June 30, 2019, all of the net proceeds of approximately $126 million were used to pay down the Company’s ABL credit agreement. During the first week of July, the Company transferred half of the net proceeds to pay down amounts outstanding under its term loan credit agreement.

The Company recorded a $58.4 million gain on such transaction and expects a $9 million increase in rent expense, a $4 million decrease in interest expense and a $2 million decrease in depreciation on an annualized basis as a result of the transaction.

Store Optimization Program:

In addition to the previously announced planned closing of approximately 45 Party City locations, the Company will close an additional 10 stores throughout the year, for a total of approximately 55 store closures. During the second quarter of 2019, the Company recorded $9 million of charges related to such program.

Canadian Tire Corporation Transaction:

The Company also announced today that it has entered into an agreement with Canadian Tire Corporation (TSX: CTC), one of Canada’s largest retailers, whereby Canadian Tire will acquire and operate the retail assets and business of the Party City Canada subsidiary. The transaction, which is subject to customary closing conditions including government approval, is expected to close by October 1st, 2019.

In addition to the transfer of the Party City Canadian retail assets, this transaction also establishes an ongoing relationship between the Amscan Consumer Products business and Canadian Tire Corporation through a supply agreement with an initial term of 10 years. The agreement contemplates that, on average, the North American Consumer Products business will nearly double its sales into the Canadian Party City locations and Canadian Tire over the term of the agreement. Canadian Tire will look to leverage this acquisition through their network of over 500 dealers while expanding Party City’s brand throughout Canada.

Fiscal 2019 Outlook:

The Company is updating its fiscal 2019 outlook and currently expects:

•	Total revenue of $2.40 to $2.45 billion

•	Brand comparable sales flat to down -1%

•	GAAP net income of $108 to $118 million

•	GAAP diluted EPS of $1.14 to $1.25

•	Adjusted EBITDA of $355 to $370 million

•	Adjusted net income of $118 to $128 million

•	Adjusted diluted EPS of $1.26 to $1.36

•	Net debt leverage[1] by the end of 2019 approximately 4 times Adjusted EBITDA

The Company has reconciled Non-GAAP outlook measures to the most directly comparable GAAP measures later in this release. See “Non-GAAP Information” and “Reconciliation of 2019 Outlook” for a more detailed explanation, including definitions of the various Non-GAAP terms used in this release.

[1]	Defined as net debt to adjusted EBITDA

Conference Call Information

A conference call to discuss the second quarter 2019 financial results is scheduled for today, August 8, 2019, at 8:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (833) 241-4256 (U.S. domestic) and (647) 689-4207 (international), and enter conference ID# 8939104, approximately 10 minutes prior to the start of the call. The conference call will also be webcast at http://investor.partycity.com/. To listen to the live call, please go to the website at least 15 minutes early to register and download any necessary audio software. The webcast will be accessible for one year after the call.

Website Information

We routinely post important information for investors on the Investor Relations section of our website, http://investor.partycity.com/. We intend to use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

Non-GAAP Information

This press release includes non-GAAP measures including Adjusted EBITDA and Adjusted Net Income/Loss and Adjusted Earnings per Share. We present these non-GAAP financial measures because we believe they assist investors in comparing our performance across reporting periods on a consistent basis by eliminating items that we do not believe are indicative of our core operating performance. In addition, we use Adjusted EBITDA: (i) as a factor in determining incentive compensation, (ii) to evaluate the effectiveness of our business strategies and (iii) because our credit facilities use Adjusted EBITDA to measure compliance with certain covenants. The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in tables accompanying this release. We also evaluate our results of operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We calculate constant currency percentages by converting our prior-period local currency financial results using the current period exchange rates and comparing these adjusted amounts to our current period reported results. We also provide free cash flow, defined as Adjusted EBITDA less capital expenditures, and net debt leverage, which is calculated by adding Loans and Notes Payable, Current Portion of Long Term Obligations and Long Term Obligations, Excluding Current Portion, subtracting Cash and Cash Equivalents and dividing by Adjusted EBITDA for the trailing twelve month period. Adjusted Earnings per Share is calculated by dividing Adjusted Net Income by the Weighted Average Number of Common Shares-Diluted. We believe providing these non-GAAP measures provides valuable supplemental information regarding our results of operations and leverage, consistent with how we evaluate our performance. In evaluating these non-GAAP financial measures, investors should be aware that in the future the Company may incur expenses or be involved in transactions that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of non-GAAP financial measures should not be construed to imply that its future results will be unaffected by any such adjustments. The Company has provided this information as a means to evaluate the results of its core operations. Other companies in the Company’s industry may calculate these items differently than it does. Each of these measures is not a measure of performance under GAAP and should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance, and include Party City’s expectations regarding benefits from the potential entry into a supply agreement with a helium supplier and from supply chain investments and anticipated fiscal 2019 financial and operating results. The forward-looking statements contained in this press release are based on management’s good-faith belief and reasonable judgment based on current information, and these statements are qualified by important risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those forecasted or indicated by such forward-looking statements. These risks and uncertainties include: our ability to compete effectively in a competitive industry; fluctuations in commodity prices; our ability to appropriately respond to changing merchandise trends and consumer preferences; successful implementation of our store growth strategy; decreases in our Halloween sales; the impact of helium shortages on our financial performance; disruption to the transportation system or increases in transportation costs; product recalls or product liability; economic slowdown affecting consumer spending and general economic conditions; loss or actions of third party vendors and loss of the right to use licensed material; disruptions at our manufacturing facilities; and the additional risks and uncertainties set forth in “Risk Factors” in Party City’s Annual Report on

Form 10-K for the year ended December 31, 2018 and in subsequent reports filed with or furnished to the Securities and Exchange Commission. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, outlook, guidance, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward looking statements. Except as may be required by any applicable laws, Party City assumes no obligation to publicly update or revise such forward-looking statements, which are made as of the date hereof or the earlier date specified herein, whether as a result of new information, future developments or otherwise.

About Party City

Party City Holdco Inc. is the leading party goods company by revenue in North America and, we believe, the largest vertically integrated supplier of decorated party goods globally by revenue. The Company is a popular one-stop shopping destination for party supplies, balloons, and costumes. In addition to being a great retail brand, the Company is a global, world-class organization that combines state-of-the-art manufacturing and sourcing operations, and sophisticated wholesale operations complemented by a multi-channel retailing strategy and e-commerce retail operations. The Company is the leading player in its category, vertically integrated and unique in its breadth and depth. Party City Holdco designs, manufactures, sources and distributes party goods, including paper and plastic tableware, metallic and latex balloons, Halloween and other costumes, accessories, novelties, gifts and stationery throughout the world. The Company’s retail operations include over 900 specialty retail party supply stores (including franchise stores) throughout North America operating under the names Party City and Halloween City, and e-commerce websites, principally through the domain name PartyCity.com.

Contact:

ICR

Farah Soi and Rachel Schacter

203-682-8200

InvestorRelations@partycity.com

Source: Party City Holdco Inc.

PARTY CITY HOLDCO INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	June 30,	December 31,
	2019	2018
	Unaudited
ASSETS
Current assets:
Cash and cash equivalents	$47,131	$58,909
Accounts receivable, net	140,070	146,983
Inventories, net	788,097	756,038
Prepaid expenses and other current assets	66,707	61,905

Total current assets	1,042,005	1,023,835
Property, plant and equipment, net	257,395	321,044
Operating lease asset	869,345	—
Goodwill	1,659,653	1,656,950
Trade names	568,014	568,031
Other intangible assets, net	49,663	60,164
Other assets, net	12,894	12,323

Total assets	$4,458,969	$3,642,347

LIABILITIES, REDEEMABLE SECURITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Loans and notes payable	$307,379	$302,751
Accounts payable	159,515	208,149
Accrued expenses	151,459	161,228
Current portion of operating lease liability	145,472	—
Income taxes payable	10,279	25,993
Current portion of long-term obligations	76,251	13,316

Total current liabilities	850,355	711,437
Long-term obligations, excluding current portion	1,565,315	1,621,963
Long-term portion of operating lease liability	793,976	—
Deferred income tax liabilities	163,657	174,427
Other long-term liabilities	13,228	87,548

Total liabilities	3,386,531	2,595,375
Redeemable securities	3,351	3,351
Stockholders’ equity:
Common stock (94,501,055 and 93,622,934 shares outstanding and 121,681,959 and 120,788,159 shares issued at June 30, 2019 and December 31, 2018, respectively)	1,210	1,208
Additional paid-in capital	926,838	922,476
Retained earnings	513,130	495,777
Accumulated other comprehensive loss	(45,216)	(49,201)

Total Party City Holdco Inc. stockholders’ equity before common stock held in treasury	1,395,962	1,370,260
Less: Common stock held in treasury, at cost (27,180,904 and 27,165,225 shares at June 30, 2019 and December 31, 2018)	(327,086)	(326,930)

Total Party City Holdco Inc. stockholders’ equity	1,068,876	1,043,330
Noncontrolling interests	211	291

Total stockholders’ equity	1,069,087	1,043,621

Total liabilities, redeemable securities and stockholders’ equity	$4,458,969	$3,642,347

PARTY CITY HOLDCO INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(In thousands, except share and per share data, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenues:
Net sales	$561,702	$558,101	$1,072,804	$1,063,209
Royalties and franchise fees	2,189	2,910	4,203	5,626

Total revenues	563,891	561,011	1,077,007	1,068,835
Expenses:
Cost of sales	353,056	329,477	692,098	646,443
Wholesale selling expenses	16,884	17,256	34,845	36,043
Retail operating expenses	96,143	92,094	191,161	181,186
Franchise expenses	3,236	3,980	6,539	7,762
General and administrative expenses	41,510	45,326	83,435	93,991
Art and development costs	5,712	5,732	11,641	11,705
Development stage expenses	3,012	1,695	5,238	3,998
Gain on sale/leaseback transaction	(58,381)	—	(58,381)	—
Store impairment and restructuring charges	5,234	—	23,243	—

	466,406	495,560	989,819	981,128

Income from operations	97,485	65,451	87,188	87,707
Interest expense, net	30,176	25,501	59,433	48,776
Other expense, net	3,342	2,532	4,596	3,380

Income before income taxes	63,967	37,418	23,159	35,551
Income tax expense	15,962	9,370	5,443	8,666

Net income	48,005	28,048	17,716	26,885
Add: Net income attributable to redeemable securities holder	—	410	—	410
Less: Net loss attributable to noncontrolling interests	(69)	(29)	(140)	(59)

Net income attributable to common shareholders of Party City Holdco Inc.	$48,074	$28,487	$17,856	$27,354

Comprehensive income	$48,327	$18,825	$21,690	$22,892
Add: Comprehensive income attributable to redeemable securities holder	—	410	—	410
Less: Comprehensive loss attributable to noncontrolling interests	(89)	(55)	(151)	(73)

Comprehensive income attributable to common shareholders of Party City Holdco Inc.	$48,416	$19,290	$21,841	$23,375

Net income per share attributable to common shareholders of Party City Holdco Inc. - Basic	$0.52	$0.30	$0.19	$0.28

Net income per share attributable to common shareholders of Party City Holdco Inc. - Diluted	$0.51	$0.29	$0.19	$0.28

Weighted-average number of common shares-Basic	93,293,176	96,453,884	93,233,865	96,426,235
Weighted-average number of common shares-Diluted	93,703,546	97,688,233	93,791,763	97,669,309

PARTY CITY HOLDCO INC.

RECONCILIATION OF ADJUSTED EBITDA

(In thousands, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net income	$48,005	$28,048	$17,716	$26,885
Interest expense, net	30,176	25,501	59,433	48,776
Income taxes	15,962	9,370	5,443	8,666
Depreciation and amortization	21,884	20,255	43,225	40,812

EBITDA	$116,027	$83,174	$125,817	$125,139
Non-cash purchase accounting adjustments	1,756	1,098	2,757	542
Store impairment and restructuring charges (a)	10,628	—	46,266	—
Other restructuring, retention and severance (b)	3,933	(457)	5,321	2,154
Deferred rent (c)	(338)	787	(1,488)	1,155
Closed store expense (d)	507	793	1,098	2,605
Foreign currency losses (gains), net	133	505	(160)	442
Stock option expense (e)	371	482	741	942
Non-employee equity based compensation (f)	129	104	258	365
Undistributed income in equity method investments	(4)	(90)	(202)	(301)
Corporate development expenses (g)	4,349	2,778	7,194	5,352
Non-recurring consulting costs (h)	—	6,869	—	11,619
Refinancing charges (i)	—	—	—	1,146
Restricted stock units - time-based (j)	541	252	933	252
Restricted stock units - performance-based (k)	476	593	476	593
Non-recurring legal settlements/costs	869	—	1,601	—
Gain on sale/leaseback transaction (l)	(58,381)	—	(58,381)	—
Other	44	(282)	291	(251)

Adjusted EBITDA	$81,040	$96,606	$132,522	$151,754

Adjusted EBITDA margin	14.4%	17.2%	12.3%	14.2%

(a)

During the six months ended June 30, 2019, the Company initiated a store optimization program under which approximately 55 Party City stores will be closed during the course of 2019. In conjunction with the program, during the first six months of 2019, the Company recorded the following charges: inventory reserves: $21.3 million, operating lease asset impairment: $14.1 million, labor/other costs related to closing the stores: $3.8 million, property, plant and equipment impairment: $4.7 million and severance: $0.7 million. The charge for inventory reserves was recorded in cost of sales in the Company’s statement of operations and comprehensive income. The other charges were recorded in “store impairment and restructuring charges” in the Company’s statement of operations and comprehensive income. Additionally, during the process of liquidating the inventory in such stores, the Company lost margin of $1.7 million.

(b)	Amounts expensed during 2019 principally relate to executive severance and the write-off of inventory for a section of the Company’s Party City stores that is being restructured.
(c)	The “deferred rent” adjustment reflects the difference between accounting for rent and landlord incentives in accordance with GAAP and the Company’s actual cash outlay for such items.
(d)	Charges incurred related to closing and relocating stores in the ordinary course of business.
(e)	Represents non-cash charges related to stock options.
(f)	Principally represents shares of Kazzam awarded to Ampology as compensation for Ampology’s services. See the 2018 Form 10-K for further discussion.
(g)	Primarily represents start-up costs for Kazzam (see the 2018 Form 10-K for further discussion) and third-party costs related to acquisitions (principally legal and diligence expenses).
(h)	Non-recurring consulting charges related to the Company’s retail operations.
(i)

During February 2018, the Company amended the Term Loan Credit Agreement. In conjunction with the amendment, the Company wrote-off $0.3 million of capitalized deferred financing costs, original issue discounts and call premiums. Further, in conjunction with the amendment, the Company expensed $0.8 million of investment banking and legal fees.

(j)	Non-cash charges for restricted stock units that vest based on service conditions.
(k)	Non-cash charges for restricted stock units that vest based on performance conditions.
(l)

During June 2019, the Company reported a $58.4 million gain from the sale and leaseback of its main distribution center in Chester, New York and its metallic balloons manufacturing facility in Eden Prairie, Minnesota. The aggregate sale price for the three properties was $128.0 million. Simultaneous with the sale, the Company entered into twenty year leases for each of the facilities.

PARTY CITY HOLDCO INC.

RECONCILIATION OF ADJUSTED NET INCOME

(In thousands, except share and per share data, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Income before income taxes	$63,967	$37,418	$23,159	$35,551
Intangible asset amortization	3,546	3,705	6,975	7,368
Non-cash purchase accounting adjustments	2,459	1,668	3,776	963
Amortization of deferred financing costs and original issuance discounts (a)	1,146	1,210	2,289	2,766
Store impairment and restructuring charges (b)	10,628	—	46,266	—
Other restructuring charges (c)	3,085	—	3,085	—
Non-employee equity based compensation (d)	129	104	258	365
Refinancing charges (a)	36	—	36	800
Non-recurring consulting costs (e)	—	6,869	—	11,619
Stock option expense (f)	371	482	741	942
Gain on sale/leaseback transaction (g)	(58,381)	—	(58,381)	—
Restricted stock units - performance-based (h)	476	593	476	593

Adjusted income before income taxes	27,462	52,049	28,680	60,967
Adjusted income tax expense (i)	7,227	12,813	7,342	14,849

Adjusted net income	$20,235	$39,236	$21,338	$46,118

Adjusted net income per common share - diluted	$0.22	$0.40	$0.23	$0.47

Weighted-average number of common shares-diluted	93,703,546	97,688,233	93,791,763	97,669,309

(a)

During February 2018, the Company amended the Term Loan Credit Agreement. In conjunction with the amendment, the Company wrote-off $0.3 million of capitalized deferred financing costs, original issue discounts and call premiums. The amount is included in “Amortization of deferred financing costs and original issuance discounts” in the adjusted net income table above. Further, in conjunction with the amendment, the Company expensed $0.8 million of investment banking and legal fees. The amount is included in “Refinancing charges” in the table above.

(b)

During the six months ended June 30, 2019, the Company initiated a store optimization program under which approximately 55 Party City stores will be closed during the course of 2019. In conjunction with the program, during the first six months of 2019, the Company recorded the following charges: inventory reserves: $21.3 million, operating lease asset impairment: $14.1 million, labor/other costs related to closing the stores: $3.8 million, property, plant and equipment impairment: $4.7 million and severance: $0.7 million. The charge for inventory reserves was recorded in cost of sales in the Company’s statement of operations and comprehensive income. The other charges were recorded in “store impairment and restructuring charges” in the Company’s statement of operations and comprehensive income. Additionally, during the process of liquidating the inventory in such stores, the Company lost margin of $1.7 million.

(c)	Amounts expensed during 2019 principally relate to executive severance and the write-off of inventory for a section of the Company’s Party City stores that is being restructured.
(d)	Principally represents shares of Kazzam awarded to Ampology as compensation for Ampology’s services. See the 2018 Form 10-K for further discussion.
(e)	Non-recurring consulting charges related to the Company’s retail operations.
(f)	Represents non-cash charges related to stock options.
(g)

During June 2019, the Company reported a $58.4 million gain from the sale and leaseback of its main distribution center in Chester, New York and its metallic balloons manufacturing facility in Eden Prairie, Minnesota. The aggregate sale price for the three properties was $128.0 million. Simultaneous with the sale, the Company entered into twenty year leases for each of the facilities.

(h)	Non-cash charges for restricted stock units that vest based on performance conditions.
(i)

Represents income tax expense/benefit after excluding the specific tax impacts for each of the pre-tax adjustments. The tax impacts for each of the adjustments were determined by applying to the pre-tax adjustments the effective income tax rates for the specific legal entities in which the adjustments were recorded.

PARTY CITY HOLDCO INC.

RECONCILIATION OF 2019 OUTLOOK

(In millions, unaudited)

Full year 2019
Outlook
Net income:	$108 - $118
Gain on sale/leaseback transaction, net of tax:	(44)
Store impairment and restructuring charges, net of tax:	34
Intangible asset amortization, net of tax:	10
Amortization of deferred financing costs and original issuance discount, net of tax:	3
Non-cash purchase accounting adjustments, net of tax:	3
Equity based compensation, net of tax:	2
Other restructuring charges, net of tax:	2

Adjusted net income:	$118 - $128

Net income:	$108 - $118
Income taxes:	35 - 40
Interest expense, net:	117 - 115
Depreciation and amortization:	84 - 82

EBITDA:	$344 - $355
Gain on sale/leaseback transaction:	(58)
Store impairment and restructuring charges:	46
Corporate development expenses:	7 - 11
Other restructuring, retention and severance:	6
Equity based compensation:	5
Non-cash purchase accounting adjustments:	3
Closed store expense:	2

Adjusted EBITDA:	$355 - $370

PARTY CITY HOLDCO INC.

SEGMENT INFORMATION

(In thousands, except percentages, unaudited)

	Three Months Ended June 30,
	2019		2018
	Dollars in thousands	Percentage of Total Revenues	Dollars in thousands	Percentage of Total Revenues
Total Revenues
Net Sales:
Wholesale	$289,067	51.3%	$285,733	50.9%
Eliminations	(150,522)	(26.7%)	(138,985)	(24.8%)

Net wholesale	138,545	24.6%	146,748	26.2%
Retail	423,157	75.0%	411,353	73.3%

Total net sales	561,702	99.6%	558,101	99.5%
Royalties and franchise fees	2,189	0.4%	2,910	0.5%

Total revenues	$563,891	100.0%	$561,011	100.0%

	Six Months Ended June 30,
	2019		2018
	Dollars in thousands	Percentage of Total Revenues	Dollars in thousands	Percentage of Total Revenues
Total Revenues
Net Sales:
Wholesale	$579,368	53.8%	$563,560	52.7%
Eliminations	(307,874)	(28.6%)	(275,280)	(25.8%)

Net wholesale	271,494	25.2%	288,280	27.0%
Retail	801,310	74.4%	774,929	72.5%

Total net sales	1,072,804	99.6%	1,063,209	99.5%
Royalties and franchise fees	4,203	0.4%	5,626	0.5%

Total revenues	$1,077,007	100.0%	$1,068,835	100.0%

	Three Months Ended June 30,
	2019		2018
	Dollars in thousands	Percentage of Net Sales	Dollars in thousands	Percentage of Net Sales
Total Gross Profit
Retail	$172,051	40.7%	$183,915	44.7%
Wholesale	36,595	26.4%	44,709	30.5%

Total	$208,646	37.1%	$228,624	41.0%

	Six Months Ended June 30,
	2019		2018
	Dollars in thousands	Percentage of Net Sales	Dollars in thousands	Percentage of Net Sales
Total Gross Profit
Retail	$308,069	38.4%	$330,750	42.7%
Wholesale	72,637	26.8%	86,016	29.8%

Total	$380,706	35.5%	$416,766	39.2%

PARTY CITY HOLDCO INC.

OPERATING METRICS

	Three Months Ended June 30,		LTM
	2019	2018	2019
Store Count
Corporate Stores:
Beginning of period	868	808	814
New stores opened	3	1	16
Acquired	3	5	44
Closed	(9)	—	(9)

End of period	865	814	865
Franchise Stores:
Beginning of period	98	134	134
New stores opened	—	1	3
Sold to Party City	—	—	(38)
Closed	—	(1)	(1)

End of period	98	134	98

Grand Total	963	948	963

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Wholesale Share of Shelf (a)	77.6%	78.1%	77.8%	78.1%

Manufacturing Share of Shelf (b)	27.1%	27.6%	27.3%	27.2%

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Brand comparable sales (c)	-2.1%	0.1%	-1.7%	1.2%

(a)	Wholesale share of shelf represents the percentage of our retail product cost of sales supplied by our wholesale operations.
(b)	Manufacturing share of shelf represents the percentage of our retail product cost of sales manufactured by the company.
(c)	Party City brand comparable sales include North American e-commerce sales.